U.S. Securities and Exchange Commission
Washington, D.C. 20549

We have reviewed the disclosures appearing in Item 3 of the Registration Statement on Form 10SB of In-House Rehab Corporation (formerly named
Perennial Development Corporation). We agree with the statements concerning our firm in such Form 10SB.

/s/ Cordovano and Company, P.C.
Cordovano and Company, P.C.

Denver, Colorado
February 6, 1997